UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement.

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☐	Soliciting Material Pursuant to §240.14a-12.

LoJack Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LOJACK CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 17, 2007

You are hereby notified that the annual meeting of shareholders of LoJack Corporation, or the Company, will be held on the 17th day of May 2007 at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, for the following purposes:

1. To consider and act upon a proposal to fix the number of directors of the Company at eight (8) and to elect eight (8) directors for the ensuing year.

2. To consider and act upon a proposal to ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2007.

3. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please note that security requirements at the location where the meeting will be held require identification to enter the building. Thus, for your convenience, please bring the enclosed admission ticket or other evidence of stock ownership with you to the meeting. Only shareholders or those individuals who are guests of the Company may attend and be admitted to the meeting. Photo identification is also required (a valid driver’s license or passport is preferred).

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If your shares are registered in your name, please bring the admission ticket attached to your proxy card. If you would like to pre-register for the meeting, or if you have elected to receive your proxy materials electronically, please contact the Company’s Investor Relations Department at (781) 251-4700.

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If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission ticket or proof that you own shares of the Company, you will not be admitted to the meeting.

The Board of Directors has fixed the close of business on March 20, 2007, as the record date for the meeting. Only shareholders on the record date are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

By order of the Board of Directors,

THOMAS A. WOOTERS, Clerk

April 11, 2007

IMPORTANT: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please sign, date and return your proxy promptly in the enclosed envelope even if you plan to attend the meeting personally. Your cooperation is greatly appreciated.

CANADIAN RESIDENTS: If you hold Exchangeable Shares and you wish to direct the Trustee to cast the votes represented by your Exchangeable Shares attached to the Special Voting Preferred Stock, you should follow carefully the instructions provided by the Trustee, which accompany this proxy statement. The procedure for instructing the Trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instruction and the manner of revoking the instruction.

LOJACK CORPORATION

Executive Offices

200 Lowder Brook Drive, Suite 1000

Westwood, Massachusetts 02090

PROXY STATEMENT

INTRODUCTION

This proxy statement and the accompanying proxy are being mailed by LoJack Corporation, or the Company, to the holders of record of the Company’s outstanding shares of common stock, $.01 par value, or Common Stock, commencing on or about April 12, 2007. The accompanying proxy is being solicited by the Board of Directors of the Company, or the Board, for use at the annual meeting of shareholders of the Company, or the Meeting, to be held on the 17th day of May 2007 at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, and at any adjournment or postponement thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, telefax, in person or otherwise, without additional compensation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names.

The Company has Special Voting Preferred Stock outstanding. Certain former Canadian shareholders of Boomerang Tracking Inc. received Exchangeable Shares in LoJack Exchangeco Canada Inc., a wholly owned subsidiary of the Company, which are exchangeable on a one for one basis for Common Stock, and which can direct the voting of the Special Voting Preferred Stock. The Special Voting Preferred Stock has a number of votes equal to the outstanding number of Exchangeable Shares on the record date. This proxy statement and the accompanying instructions for voting also are being mailed to the holders of record of the Company’s outstanding Exchangeable Shares commencing on or about April 12, 2007.

Only shareholders of record on the record date are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. The Board has fixed March 20, 2007 as the record date for the Meeting. On March 20, 2007, there were issued and outstanding 18,811,480 shares of Common Stock and 18,449 Exchangeable Shares with the right to direct the 18,449 votes of the Special Voting Preferred Stock. Each share of Common Stock is entitled to one vote per share and each Exchangeable Share is entitled to direct the casting of one vote per share.

The Company’s Bylaws provide that a quorum shall consist of the representation at the Meeting, in person or by proxy, of shareholders entitled to vote fifty-one percent (51%) in interest of the votes that are entitled to be cast at the Meeting. The affirmative vote of a plurality of the votes properly cast at the Meeting, either in person or by proxy, is required for the election of directors. A plurality means that the individuals with the largest number of votes are elected as directors, up to the maximum number of directors to be elected at the Meeting. The affirmative vote of a majority of the votes properly cast at the Meeting, either in person or by proxy, is required for the approval of any other business which may properly be brought before the Meeting or any adjournment or postponement thereof. A majority means that such actions require more than 50% of the votes cast to be approved.

All shares of Common Stock represented by valid proxies and all Exchangeable Shares subject to valid voting instructions and received by the Company prior to the date of, or at, the Meeting will be counted for purposes of determining the presence of a quorum for taking action on the proposals set forth below and be voted as specified in the proxies or voting instructions. With regard to the election of directors, votes may be cast in favor of all director nominees, cast in favor of particular director nominees, left blank or withheld. Votes that are left blank will be voted FOR the election of the directors named on the proxy; votes that are withheld are not considered “votes cast” and thus have no effect on the election of directors. With regard to ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company, votes may be cast in favor, cast against, cast as an abstention or left blank. Votes that are left blank will be voted FOR the ratification of Deloitte & Touche LLP as auditors. Abstentions will have no effect on the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. With regard to other matters that may properly come before the Meeting, votes will be cast at the discretion of the proxies.

Abstentions may be specified on all proposals, other than the election of directors, and will be counted as present for purposes of determining a quorum. Submitted proxies which are left blank or for which a vote is withheld will also be counted as present for purposes of determining a quorum. Brokers will have discretionary voting power on these routine matters and thus there will be no broker non-votes for these matters (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal).

When a properly signed proxy or voting instructions is returned, prior to the date of, or at, the Meeting, the shares represented thereby will be voted by the proxies named in accordance with the shareholder’s instructions indicated on the proxy or voting instructions. Each shareholder is urged to specify the shareholder’s choices on the enclosed proxy or voting instructions. Sending in a proxy or voting instructions will not affect a shareholder’s right to attend the Meeting and vote in person. A proxy or voting instruction may be revoked by notice in writing delivered to the Clerk of the Company at any time prior to its use, by a written revocation submitted to the Clerk of the Company at the Meeting, by a duly-executed proxy or voting instructions bearing a later date or by voting in person by ballot at the Meeting. A shareholder’s attendance at the Meeting will not by itself revoke a proxy.

The Company’s website address is included several times in this proxy statement as a textual reference only and the information in the Company’s website is not incorporated by reference into this proxy statement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board has proposed that the number of directors of the Company be fixed at eight (8) and eight (8) directors be elected to serve until the next annual meeting of shareholders or until their successors shall have been duly elected and qualified. It is intended that the proxies and voting instructions solicited by the Board will be voted in favor of the eight (8) nominees named below, unless otherwise specified on the proxy. All of the nominees are current members of the Board. There are no family relationships between any nominees, directors or executive officers of the Company.

Principal Employment and Experience of Director Nominees

The following information is furnished with respect to the persons nominated for election as directors:

Name	Age	Present Principal Employer and Prior Business Experience
Robert J. Murray	65	Mr. Murray has served as a director of the Company since 1992 and as Lead Director since May 2003. He was Chairman of the Board of New England Business Service, Inc., or NEBS, from December 1995 until June 2004. Mr. Murray also served as Chief Executive Officer of NEBS from December 1995 to December 2003. From January 1991 to December 1995, Mr. Murray was Executive Vice President, North Atlantic Group, of The Gillette Company. Prior to January 1991, Mr. Murray served as Chairman of the Board of Management of Braun AG, a subsidiary of The Gillette Company headquartered in Germany. He held a variety of other management positions at The Gillette Company since 1961. Mr. Murray also serves on the Boards of Directors of The Hanover Insurance Group (formerly Allmerica Financial Corporation), Tupperware Brands, Inc., IDEXX Laboratories, Inc. and Delhaize Group, an international Belgian food retailer.

Name	Age	Present Principal Employer and Prior Business Experience
Harvey Rosenthal	64	Mr. Rosenthal has served as a director of the Company since 1997 and Chairperson of the Compensation Committee since 2002. Mr. Rosenthal held the offices of President and Chief Operating Officer and was a member of the Board of Directors of Melville Corporation (now known as CVS Corporation) from 1994 to 1996. From 1984 to 1994, Mr. Rosenthal was the President and Chief Executive Officer of the CVS Division of Melville Corporation. Mr. Rosenthal also serves on the Boards of Trustees of EQ Advisors Trust, an investment company registered under the Investment Company Act of 1940, and the Dana-Farber Cancer Institute.

John H. MacKinnon	66	Mr. MacKinnon has served as a director of the Company since 2000 and has been Chairperson of the Audit Committee since 2000. Mr. MacKinnon joined PricewaterhouseCoopers LLP in 1968 and was a partner from 1978 until his retirement in 1999. Mr. MacKinnon also serves on the Boards of Directors of BioSphere Medical, Inc. and National Datacomputer, Inc., each of which is a public company. Mr. MacKinnon is a Certified Public Accountant and is active in community affairs, including serving on the Boards of Trustees of Emmanuel College, Blessed John XXIII National Seminary and Laboure College.

Robert L. Rewey	68	Mr. Rewey has served as a director of the Company since 2002 and has been Chairperson of the Nominating/Corporate Governance Committee since 2002. Prior to joining the Board, Mr. Rewey spent 38 years with Ford Motor Company, serving as Group Vice President of North American Operations & Global Consumer Services from 2000 to 2001 and of Global Sales, Marketing & Service from 1998 to 2000, Vice President of Sales, Marketing & Customer Service for North America from 1988 to 1998, President of Ford Division and Vice President of Ford Motor Company from 1985 to 1988, President of Lincoln-Mercury and Vice President of Ford Motor Company from 1984 to 1985, National Sales & Marketing Manager of Lincoln-Mercury from 1977 to 1984 and in other sales and service capacities from 1963 to 1977. Mr. Rewey also serves on the Boards of Directors of Sonic Automotive, Inc. and Speedway Motors, Inc., each of which is a public company, and is active in business and community affairs.

Richard T. Riley	50	Mr. Riley has served as Chairman and Chief Executive Officer since November 2006 and has been a director of the Company since February 2005. He served as our President and Chief Operating Officer from February 2005 until November 2006. Prior to joining the Company, Mr. Riley served as an officer and director of NEBS, then a public company listed on the New York Stock Exchange. He served as President and Chief Operating Officer of NEBS from 2002 to 2003 and as President, Chief Executive Officer and Chief Operating Officer from 2003 to 2004. Prior to that, he served as a Senior Vice President of NEBS from 1998 to 2002, as President, NEBS Direct Marketing from 2001 to 2002, as President, Integrated Marketing Services from 2000 to 2001 and as President of Rapidforms (acquired by NEBS in 1997) from 1992 to 2000. Mr. Riley served as a director of NEBS from 2002 to 2004. Mr. Riley is a Certified Public Accountant. He serves as a member of the Board of Directors of VistaPrint USA Incorporated, a publicly held company in the printing and graphic arts business, and Micro-Coax, Inc., a manufacturer of microwave and cable products, a privately held company.

Name	Age	Present Principal Employer and Prior Business Experience
Maria Renna Sharpe	48	Ms. Sharpe has served as a director of the Company since May 2006. She currently serves as Senior Vice President, Human Resources and Secretary of UST Inc. and is responsible for overseeing UST’s Human Resources and corporate secretarial functions. She joined UST Inc. in May 2004 as Vice President, Human Resources and in January 2005, she was appointed Assistant Corporate Secretary of UST. Prior to joining UST, from May 1994 to July 2003, Ms. Sharpe held several senior human resources and legal positions at PepsiCo, Inc., including Chief Human Resources Attorney, Vice President of Worldwide Compensation, and most recently, Vice President of Worldwide Benefits. Previously, she held positions as senior tax attorney and tax consultant for Exxon Mobil Corporation and PricewaterhouseCoopers LLP. Ms. Sharpe received a BS degree in accounting, cum laude from Syracuse University and a JD degree from Boston University, where she was a Justice Edward F. Hennessey Scholar. She is also admitted to the practice of law in New York, New Jersey and Texas.

Ronald V. Waters III	55	Mr. Waters has served as President and Chief Operating Officer and has been a director of the Company since February 2007. Prior to joining the Company, he served as Chief Operating Officer for the Wm. Wrigley Jr. Company from December 2003 through May 2006. Mr. Waters joined the Wm. Wrigley Jr. Company in 1999 as Chief Financial Officer and served as Chief Financial Officer until his elevation to Chief Operating Officer in 2003. Prior to joining the Wm. Wrigley Company, Mr. Waters held several senior executive positions of increasing responsibility with The Gillette Company from 1993 to 1999. Before joining the Gillette Company, Mr. Waters was a Partner and Practice Leader with KPMG International. Mr. Waters is a director of HNI Corporation, a public company that is a manufacturer of office furniture and hearth products. He is a Certified Public Accountant.

Rory J. Cowan	54	Mr. Cowan has served as a director of the Company since February 2007. He is Chief Executive Officer and Chairman of the Board of Lionbridge Technologies, Inc., which he founded in 1996. Prior to founding Lionbridge, Mr. Cowan was Executive Vice President and member of the Management Committee for R.R. Donnelly & Sons. He was also Chief Executive Officer of Stream International, Inc., a division of R.R. Donnelley & Sons. Mr. Cowan is a director of Dynabazaar, Inc., a public company that markets video and imaging products to the security market.

The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board.

Required Vote

The approval of a plurality of the votes properly cast is required for the election of directors.

The Board recommends a vote FOR the election of each of the director nominees named above.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has unanimously appointed and, although shareholder approval is not legally required, has voted to recommend that shareholders ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2007. In the event the shareholders do not ratify the appointment, the Company anticipates that no change in the Company’s independent registered public accounting firm would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year. However, any such vote would be considered in connection with the appointment of the Company’s independent registered public accounting firm for 2008. A representative of Deloitte & Touche LLP plans to be present at the Meeting, will have the opportunity to make a statement, and is expected to be available to respond to questions.

Required Vote

The approval of a majority of the votes properly cast is required to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm.

The Board recommends a vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for 2007.

CORPORATE GOVERNANCE

Meetings of the Board and Committees

The Board met eight times and acted once by written consent during the fiscal year ended December 31, 2006. The Board has standing Audit, Compensation, Organization and Succession and Nominating/Corporate Governance Committees. During the fiscal year ended December 31, 2006, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board held during the period for which he or she served as a director and (ii) the total number of meetings of all committees on which he or she served during the period that he or she served on such committee. The following members of the Board have been determined by the Board to be independent under applicable NASDAQ listing standards: John H. MacKinnon, Robert J. Murray, Robert L. Rewey, Harvey Rosenthal, Maria Renna Sharpe and Rory J. Cowan. Larry C. Renfro and Lee T. Sprague, who were members of our Board until May 2006, were also determined by the Board to be independent under applicable NASDAQ listing standards. There were no transactions, relationships or arrangements that were considered by the Board in determining whether applicable independence standards were met with respect to each independent director.

The Company’s policy with regard to Board members’ attendance at annual meetings is that Board members are expected to attend. Ordinarily a Board meeting is held immediately following the annual meeting of shareholders. All Board members attended last year’s annual meeting of shareholders and the board meeting held immediately thereafter.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of John H. MacKinnon (Chairperson), Harvey Rosenthal and Robert J. Murray. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audit of its financial statements. The Audit Committee appoints and confers with the Company’s independent accountants regarding the scope and adequacy of annual audits, reviews reports from the independent accountants, and meets with such independent accountants and with the Company’s financial personnel to review the adequacy of the Company’s accounting principles, financial controls and policies. The Board has adopted a written charter for the Audit Committee which is reviewed and reassessed on an annual basis. The Audit Committee charter is available at the Company’s website at www.lojack.com under the heading “Investors.” The Board has determined that John H. MacKinnon is an “audit committee financial expert” and that all members of the Audit Committee are “independent” as defined by the rules of the Securities and Exchange Commission, or SEC, and the NASDAQ rules and regulations. The Audit Committee held nine meetings during the fiscal year ended December 31, 2006.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Robert L. Rewey (Chairperson), Robert J. Murray, John H. MacKinnon, and Maria Renna Sharpe each of whom are “independent” under applicable NASDAQ listing standards and under the Nominating/Corporate Governance Committee’s charter. The primary objective of the Nominating/ Corporate Governance Committee is to assist the Board by: (i) identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending that the Board select a group of director nominees for each annual meeting of the Company’s shareholders; (ii) recommending nominees to fill any vacancies which may occur during the year; (iii) ensuring that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board shall have the benefit of qualified and experienced “independent” directors (as that term is defined by applicable SEC and NASDAQ rules and regulations); (iv) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company; (v) leading the Board in the annual evaluation of the performance of committees and of the Board as a whole; and (vi) performing other tasks such as studying the size, committee structure or meeting frequency of the Board. The Board has adopted a charter for the Nominating/Corporate Governance Committee which is available at the Company’s website at www.lojack.com under the heading “Investors.” The Nominating/Corporate Governance Committee met fives times during the fiscal year ended December 31, 2006.

The Nominating/Corporate Governance Committee seeks individuals qualified to become members of the Board, consistent with criteria approved by the Board, and recommends director nominees for selection by the Board for nomination to fill vacancies that may arise prior to the next annual meeting of shareholders and to fill expiring terms of directors at each annual meeting of shareholders. The Nominating/Corporate Governance Committee also considers candidates for nominees as directors of the Company who are recommended by shareholders entitled to do so under the Company’s Bylaws.

In the event that the Nominating/Corporate Governance Committee or the Board identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board with specific criteria, the Nominating/Corporate Governance Committee initiates a search process and keeps the Board apprised of progress. The Nominating/Corporate Governance Committee may seek input from members of the Board, the Chief Executive Officer and other management and, if necessary, hire a search firm. In addition, as a matter of policy, the Nominating/Corporate Governance Committee will consider candidates for Board membership properly recommended by shareholders. The initial candidate or candidates, including anyone recommended by a shareholder, who satisfy the specific criteria for Board membership and otherwise qualify for membership on the Board are reviewed and evaluated by the Nominating/Corporate Governance Committee. The evaluation process for candidates recommended by shareholders is identical to the process used to evaluate candidates recommended by any other source.

To be considered by the Nominating/Corporate Governance Committee, a shareholder recommendation for a nominee must be made by written notice to the Chair of the Nominating/Corporate Governance Committee and the Clerk of the Company, containing, at a minimum, the name, appropriate biographical information and qualification of the nominee. In considering shareholder recommendations for nominees, the Nominating/Corporate Governance Committee may request additional information concerning the nominee or the applicable shareholder or shareholders.

In considering candidates to serve as directors, the Nominating/Corporate Governance Committee seeks individuals who have qualities which the Nominating/Corporate Governance Committee believe will be effective in serving the Company’s best interests. Generally, selection criteria includes the candidate’s character, integrity, business judgment and experience, including technical expertise, industry experience and familiarity with national, international and competitive issues facing the Company.

In 2006, the Company did not pay any third party to identify or to assist in the evaluation of any candidate for election to the Board. A member of the Company’s Board of Directors recommended the consideration of Mr. Rory J. Cowan as a potential candidate to fill the vacancy on the Board of Directors, and he met with all Board members prior to his selection. The Company did not receive any shareholder recommendations or nominations for the Board for election at the Meeting, except the nominations made by the Board which includes members who are shareholders. All of the nominees for election at the Meeting are current members of the Board.

Compensation, Organization and Succession Committee (the “Compensation Committee”)

The Compensation Committee currently consists of Harvey Rosenthal (Chairperson), Robert J. Murray, Robert L. Rewey and Maria Renna Sharpe. The Board has determined that all of the members of the Compensation Committee are “independent” as defined by the rules of the SEC and the NASDAQ rules and regulations. The Compensation Committee (i) reviews the Company’s compensation philosophy and all of its programs and exercises authority with respect to the payment of annual salaries, bonuses, stock-based incentives to directors and officers; (ii) oversees and exercises authority with respect to the Company’s employee stock purchase plan, stock incentive plan, deferred compensation plan, 401(k) retirement plan, perquisites, health plans and change in control agreements; (iii) delegates the responsibility for the administration of the employee stock purchase plan and stock incentive plans, as well as the distribution of equity awards, to certain executive officers; and (iv) annually reviews and discusses with management the Company’s Compensation, Discussion and Analysis to be included in the Company’s Annual Report on Form 10-K and annual proxy statement. In reviewing the performance of executive officers whose compensation is detailed in this proxy statement other than Joseph F. Abely and Richard T. Riley, the Compensation Committee also takes into account the views of Richard T. Riley, the Company’s Chief Executive Officer. The Compensation Committee determines and recommends to the Board the compensation of the Chief Executive Officer without his participation.

The Compensation Committee conducts a full review of the Company’s executive and director compensation program and in 2006 it retained Dolmat-Connell Associates, an independent compensation consultant, to conduct a comprehensive and detailed review and detailed competitive analysis of salary, bonus, internal equity, equity ownership and long-term incentive compensation. The results are reflected in the decisions of the Compensation Committee implemented in 2007.

The Board has adopted a written charter for the Compensation Committee which is available at the Company’s website at www.lojack.com under the heading “Investors.” The Compensation Committee met six times and acted once by written consent during the fiscal year ended December 31, 2006.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2006, the Compensation Committee consisted of Harvey Rosenthal (Chairperson), Robert J. Murray, Robert L. Rewey and Maria Renna Sharpe. No member of the Compensation Committee (i) was, during the fiscal year ended December 31, 2006, or had previously been, an executive officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions or, in the absence of any such committee, the full board of directors) or an executive officer of any other entity, on the other hand.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Context

LoJack provides products and services for tracking and recovering valuable mobile assets and operates in 26 states and the District of Columbia in the United States and in 28 foreign countries. The Company’s business has focused primarily on stolen vehicle recovery, and for a number of years there was no significant domestic or foreign competition. Now a growing number of companies, using a variety of technologies, are competing with LoJack in the United States and with our licensees outside of the United States. This changing competitive environment requires the Company to expend considerable resources on technology research and development, new products, marketing, and seeking manufacturing efficiencies.

In this environment it is critical to the Company’s long-term success and prosperity that its business be managed by motivated, experienced, and capable individuals with the skills and dedication to oversee a growing global organization on a day-to-day basis and the vision to anticipate and prepare for future market developments. It is also important for the Company to develop the capabilities of its leaders and assure appropriate depth of executive talent.

The Company’s Compensation, Organization and Succession Committee, or the Compensation Committee, is responsible for establishing the compensation and perquisites of the executive officers of the Company. The Compensation Committee charter is available on the Company’s website at www.lojack.com under the heading “Investors”. The Compensation Committee, elected annually by the Board, consists of Harvey Rosenthal (Chairperson), Maria Renna Sharpe, Robert J. Murray, and Robert L. Rewey, all of whom are “independent” as defined by the NASDAQ rules. There were no transactions, relationships or arrangements that were considered by the Board in determining whether applicable independence standards were met with respect to each independent director or nominee.

The Compensation Committee establishes the Company’s compensation philosophy and programs and exercises oversight with respect to the payment of annual salaries, bonuses, benefits, and equity-based incentives to directors and executive officers, and also exercises authority with respect to the administration of the employee benefit plans, stock incentive plans and nonqualified deferred compensation plan of the Company. The Company has not entered into any employment agreements with any of the executive officers. When setting total compensation for the executive officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Compensation Philosophy and Program Objectives

The Company’s business objective is to maintain and enhance its position as the leading global provider of products and services for tracking and recovering valuable mobile assets. In its efforts to attract, motivate and retain key personnel to lead and motivate the Company’s employees, the Compensation Committee structures its compensation programs to achieve the following objectives:

•	offer compensation opportunities that attract and retain exceptionally talented individuals;

•	motivate individuals to perform at their highest levels and reward achievements that further the business strategy of the Company and the interests of shareholders;

•	align compensation with the achievement of corporate, division, and individual goals;

•	reward contributions to the long-term success of the Company by linking a significant portion of an executive’s total compensation to:

•	the annual and long-term financial and non-financial performance of the executive’s department or function and of the Company as a whole; and

•	the creation of shareholder value; and

•	to encourage and motivate executives to manage the Company from the perspective of the Company’s shareholders.

The Compensation Committee believes that it is in the best interest of the Company and its shareholders for the executive officers to have a financial interest in the long-term results of their business decisions and as a result, has adopted executive stock ownership requirements. Executive officers may acquire the mandated equity ownership through open market purchases, stock option grants, restricted stock awards, incentive restricted stock awards, and an employee stock purchase plan that enables employees to purchase shares of the Company’s common stock at a discount through payroll deductions.

Each year the Compensation Committee conducts a full review of the Company’s executive compensation program. Periodically this process includes a comprehensive review and detailed competitive analysis performed by an independent compensation consultant. Such a review was undertaken by the Compensation Committee in 2005 and again in 2006.

Based on the Compensation Committee’s judgment, taking into account the independent consultant’s guidance as to compensation levels at comparable companies, the Compensation Committee seeks to provide current compensation, including annual salary and incentive bonus, that is competitive with a composite group of companies. Such companies include a broader survey group of comparable sized companies in the industry and a peer group comprised of the following companies:

Cobra Electronics Corporation	Protection One, Inc.
Rockford Corporation	Directed Electronics, Inc.
iRobot Corporation	EMS Technologies, Inc.
Sparton Corporation	Audiovox Corporation
Strattec Security Corporation	Stoneridge, Inc.
Universal Electronics Inc	Trimble Navigation Limited

In hiring and retaining executive management, the Company competes with a variety of companies, including larger companies with greater resources. Accordingly, the Compensation Committee believes it is appropriate to offer executives, subject to performance goals being met, long-term incentive compensation that is intended to align their interests more closely with those of all shareholders. These long-term equity incentive grants are generally targeted above the mean of the composite group of companies, including the peer group. Based upon its deliberations and analysis, the Compensation Committee believes that within the framework defined above the Company’s executive compensation practices provide an overall level of compensation that is competitive with the level of compensation of companies of similar size, complexity, revenue and growth potential, and that its executive compensation practices recognize the caliber, level of experience and performance of the Company’s management.

Components of Executive Compensation

The LoJack executive compensation program includes salary, bonus, non-qualified stock options, time-vesting restricted stock and performance-based incentive restricted stock grants, matching contributions to a defined contribution (401(k)) retirement plan and a deferred compensation plan, health insurance benefits, executive physical examinations, contributions toward life and disability insurance premiums, financial and tax planning, charitable contribution matching up to $5,000 in the aggregate per year and a gross-up for the tax impact of certain benefits. Effective as of February 2007, the Company eliminated the tax gross-up paid to executive officers and in lieu thereof increased each executive officer’s annual salary by $2,000. Executive officers may participate in the Company’s Employee Stock Purchase Plan on the same basis as all other employees, based on salary withholding up to a maximum of $25,000 per year.

Choosing and Weighing Elements of Compensation

Salary

Salary is intended to compensate executive officers at a level which is appropriate for an executive in his or her position, consistent with experience and capabilities and in an amount which is competitive with the level of compensation paid by companies of similar size, complexity, revenues and growth potential. The Compensation Committee reviews the salary information of a broader survey group of similar sized companies in the industry and a peer group of companies as compiled by an independent compensation consultant and uses such information as a guideline in establishing the salary for each executive officer. We believe that offering competitive salaries gives us the opportunity to attract and retain talented managerial employees.

Incentive Bonuses

The Compensation Committee believes that the relative portion of an executive officer’s compensation that is variable rather than fixed should increase as the scope and level of the individual’s business responsibilities increase. This allows the Company to more closely match total compensation with actual performance of the Company. Accordingly, the calculation of annual incentive bonus payments under its senior management incentive plan for executive officers is determined based on the Company’s (and/or an applicable business unit, division, or function’s) actual performance measured against objective performance criteria approved by the Compensation Committee as described below.

Revenue and operating income targets are established on an annual basis in connection with the Company’s budgeting process. These measures are believed to best reflect the short-term performance of the Company, as they are directly influenced by management’s actions and exclude investment income and other non-operating factors that affect net profit. For 2006 and 2007, achievement of the target bonus will require performance at a level which is significantly higher than the levels achieved in the prior year. The Compensation Committee believes the goals set are challenging, but achievable. When appropriate, the Compensation Committee will subsequently consider adjusting the targets to take into account developments which occur after the budget process has concluded. There is a formulaic adjustment to the target bonus based on the relative percentage of goal achievement. No bonus will be paid if the achievement of the goals falls below 80%, even if the prior year’s results are surpassed. Achievement at the level of 80% of goals will result in payment of 50% of the target bonus, with increases in payout for each incremental percent of achievement. Thus, at 100% achievement of the goals, the full target bonus will be paid. Achievement of 115% or more of goals will result in payment of 145% of target bonuses, which represents the cap. Bonuses which are based on achieving pre-determined targets range from 40% of base pay to 60% of base pay for the most senior executives.

Over the past four years, the Company has achieved performance in excess of the financial targets twice, and has achieved the maximum payout level only once. The payout percentage over the past four years has been between approximately 78% and 129% of the participant’s target opportunity. Generally, the Compensation Committee sets the targets such that the relative difficulty of achieving the target level is consistent from year to year.

Bonuses are based on achievement of revenue and operating income goals and are intended to motivate short-term financial performance of the Company. It is intended that high levels of achievement will provide executives with above average levels of current compensation based on comparability studies, and that lower levels of achievement will provide executives with below average levels of current compensation.

Incentive Stock Compensation

Executive officers also receive performance-based incentive restricted stock awards on an annual basis that vest only if the Company’s performance meets pre-approved, objective performance goals within a specified performance period. Thus, a significant amount of executive officer compensation is tied to the Company’s actual performance. Performance-based incentive stock is forfeited, in whole or in part, unless the Company achieves specified increases in cumulative operating income over a prospective two year period.

Service-based, or time-vesting, stock options and restricted stock are also granted to executive officers, effectively tying a significant amount of additional variable compensation to the individual’s continued employment (subject to the vesting and forfeiture provisions of the applicable plan) and the performance of the Company’s common stock over the vesting period. Restrictions on the restricted stock grants lapse on the third anniversary date of the date of grant. The Compensation Committee believes that three year cliff vesting promotes a longer term perspective and enhances retention of key management. The senior management stock options are seven year options which vest in equal annual increments over the first four years from the date of grant. The Compensation Committee considers these stock option grants reflective of the performance of executive officers during the fiscal year, as measured by corporate and individual performance standards and consistent with the intent and purposes of the Company’s compensation philosophy.

Employee Benefit Programs

The Company’s 401(k) plan, disability insurance, deferred compensation plan and charitable contribution matching program are all based on employee contributions and partial Company matching. The Company currently pays 100% of the premiums for health insurance for certain executive officers, and 70% for all other employees. The Employee Stock Purchase Plan allows employees to accumulate funds from payroll deductions over a six month period and purchase shares at a 15% discount from the lower of the market price at the beginning or the end of the six month period.

The benefits detailed above were chosen by the Compensation Committee because they are commonly made available to executives. The Compensation Committee believes that the contribution levels of these programs, individually and in the aggregate, are typical and necessary to recruit and retain qualified executives. The executive physical examination program is intended more to motivate executives to have regular examinations than as an element of compensation.

Deferred Compensation Plan

Designated executive officers and certain employees may participate in the Company’s Nonqualified Deferred Compensation Plan. Participants may defer payment of a portion of their salary and annual bonus as part of their personal retirement or financial planning. The Company matches contributions up to 6% of the total cash compensation, including equity gains considered as income, for executives with five years or more of service, and matches 3% of such amounts for executives with less than five years of service to the Company. Deferred amounts are deposited in a “Rabbi” trust and invested by the participant among a number of mutual funds. Earnings or losses are allocated to the participant’s individual account. Company contributions are fully vested after three years from the date of contribution. Contributions and earnings on those contributions and total account balances as of the end of the fiscal year are shown for the named executive officers in the Nonqualified Deferred Compensation Table on page 22 of this proxy statement.

Miscellaneous Benefits

The time and the level of expertise required for adequate tax, retirement and financial planning by executives has significantly increased in recent years as the variety of compensation plans and the complexity of the regulatory environment have increased. Since 2004, the Company has offered financial and tax planning as a benefit intended to allow management employees to focus on the needs of the Company with fewer distractions.

Except as specifically noted above, the Company’s practice is not to provide special perquisites and benefits to executive officers. Executive officers are compensated through salary and incentive compensation and not through personal benefits and perquisites. With the limited exceptions described above and in the Summary Compensation Table on page 18, health and welfare benefits are provided to executive officers on the same terms as other employees.

In 2007, the Company agreed to reimburse Mr. Waters for certain actual and reasonable out of pocket costs related to his relocation to Massachusetts, including travel, temporary housing, closing costs and moving expenses.

The Company provided an automobile for Mr. Abely during his term as Chief Executive Officer, however, with this exception, the Company does not provide cars, private air travel, family travel reimbursement or other special travel benefits to executive officers. Except for the 401(k) plan and deferred compensation plan described above, the Company has no pension or retirement plan. The Company does not maintain lodging for the benefit of executive officers or reimburse executive officers for lodging expenses except in connection with business travel, including Company requested relocations. Except for the financial and tax planning services described above, tax gross ups and certain additional insurance premiums, the Company does not provide personal services to executive officers or reimburse executive officers for any such services. Although the Company reimbursed Mr. Abely for certain club and membership dues in 2006, going forward the Company does not intend to provide club memberships or other personal social or entertainment benefits to executive officers, nor does it reimburse executive officers for any such costs. The Company does not make loans or provide guarantees to executive officers.

Measuring Company Performance for Compensation Purposes

The value of stock options and restricted stock is based upon the Company’s performance, as reflected in the price of its stock. Bonuses and other performance-based incentives for senior management are based on revenue and operating income targets established in connection with the annual budgeting process and are believed to best reflect the short-term performance of the Company.

Late in each year the Compensation Committee reviews the history of each executive officer’s total compensation for each of the past three years and compares the compensation of each executive officer with that of the executive officers in the broader survey group of similarly sized companies and to organizations in the Company’s peer group as well as to other executive officers of the Company. The broader survey group and the peer group are based on recommendations by the independent compensation consultant, refined based on input from the Compensation Committee and management as to which businesses in size and character are most appropriate for comparison. The Compensation Committee has the opportunity to meet with each of the executive officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual’s performance. The Compensation Committee also takes into account the executive officer’s performance relative to the Company’s policies, such as the executive stock ownership policy. Each year, the Chief Executive Officer reports to the Compensation Committee on his evaluation of each executive officer, which includes a review of each executive officer’s contribution and performance over the past year, as well as his or her strengths, weaknesses, and development plans. Following this presentation and a review of the factors discussed above, the Compensation Committee formulates compensation amounts for each executive officer.

Allocations Between Current and Long-Term Compensation and Between Stock and Cash Compensation

Stock options and restricted stock awards are chosen to motivate and reward long-term performance. Stock options are granted with an exercise price equal to the closing price of the Company’s common stock on the business day immediately preceding the date of grant, vest over time, and have no value unless the performance of the Company, as reflected in its stock price, increases over time. The value to the executive officer is proportionate to such increase, which similarly benefits all shareholders. Time-vested restricted stock is intended as a retention tool as well as to align the executive officers’ interests with those of the Company’s shareholders. The restricted stock awards have no value unless the executive officer remains employed by the Company until they vest, and then the value depends upon the value of Company stock as reflected in the Company’s stock price. Performance-based incentive stock also aligns executive officers’ interests with long-term shareholders’ interests, and is forfeited, in whole or in part, unless the Company achieves specified increases in cumulative operating income over a prospective two year period.

In balancing current and long-term compensation, the Company’s goal is to provide for current expenses and cost of living with salary and bonus, and for retirement and longer term goals with long-term incentive compensation.

The balance between time-vested and performance-vested restricted stock is based primarily on balancing the retention incentive of time-based vesting with the need to incent top performance with performance-vested restricted stock. In recent years, the Company has directed more long-term compensation away from stock options and toward restricted stock because fewer shares are issued resulting in reduced shareholder dilution. In balancing between stock options and restricted stock, the Compensation Committee has determined that three stock options are the approximate equivalent of one restricted share.

While stock prices may reflect corporate performance over the long-term, the Compensation Committee recognizes that other factors, such as general economic conditions and varying attitudes among investors toward the stock market, in general, and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the executive compensation program, consisting of base salary and performance bonuses, emphasize current corporate performance and the realization of defined financial objectives which are independent of short-term fluctuations in stock price as revenue and operating profit metrics may be affected by macroeconomic factors, natural disasters and other factors beyond the control of the Company’s executive officers.

Based on the fair value of equity awards granted to Named Executive Officers in 2006 and the base salary of the Named Executive Officers, “Salary” accounted for approximately 32% of the total compensation for the Named Executive Officers while equity incentive compensation paid in 2006 accounted for approximately 52% of the total compensation for the Named Executive Officers. Because the Summary Compensation Table below reflects less than the full fiscal year salary for individuals who were not employed by the Company for the full fiscal year and because the value of certain equity awards included in the tables below is based on the FAS 123(R) value rather than the fair market value, these percentages may not be able to be derived using the amounts reflected in the Summary Compensation Table below.

Accounting and Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the Company’s Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation approved by the Company’s shareholders, including option grants under the Company’s 2003 Stock Incentive Plan, is not subject to the deduction limit. The Company reviews periodically the potential consequences of Section 162(m), and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with certain exemptions provided in Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to achieve varying corporate goals, the Compensation Committee currently does not have a policy that all compensation must be deductible.

Executive Stock Ownership Policy

Effective as of March 1, 2005, and as subsequently amended, the Compensation Committee adopted a stock ownership policy requiring executive officers to own Common Stock of the Company exclusive of unvested restricted stock, having a value equal to the multiple of annual base salary stated below:

Chief Executive Officer	2 times annual base salary
President and Chief Operating Officer	1 1/2 times annual base salary
Corporate Officers and Corporate level Vice Presidents	1 times annual base salary
Other Vice Presidents, including Regional Vice Presidents	1/2 times annual base salary

Compliance is measured by multiplying the number of shares owned at the close of business on March 31st of each year by the highest closing price during the twelve-month period then ending. Those individuals who were executive officers of the Company when the executive stock ownership policy was adopted are required to be in full compliance with the policy by March 31, 2010, and are expected to make progress toward compliance in the intervening five year period. Executive officers hired by the Company after March 1, 2005 are expected to comply within five years after joining of the Company.

Option and Restricted Stock Process, Timing and Pricing

The Company reviews salaries, bonuses and other benefits, and stock option and restricted stock grants on an annual basis. This process begins in the Company’s fourth quarter and is generally completed at the February meeting of the Compensation Committee. Bonus payments and stock option and restricted stock grants are made in the first quarter of the year upon conclusion of the performance review process and have occurred on a date set in advance by the Compensation Committee which has been no earlier than the third business day after the earnings release for the previous fiscal year and not later than March 15th. The bonus payments and stock option and restricted stock grants made in February 2007 were made on the third business day after the earnings release for the previous fiscal year and future bonus payments and stock option and restricted stock grants to executive officers are expected to be made on such date going forward. The Compensation Committee otherwise makes such awards without regard to the release of the Company’s financial results for the year or the release of any other material non-public information. The value of restricted stock and the exercise price of stock options are set as equal to fair market value on the date of grant, defined in the Company’s 2003 Stock Incentive Plan as the closing price of the Common Stock on the immediately preceding trading day. The Company has never granted options or restricted stock at a price other than fair market value on the date of grant, as defined in the Company’s 2003 Stock Incentive Plan, or bearing a date other than the date of grant.

Change in Control Protection

The Company has entered into change in control agreements with certain executive officers designed to protect such executives against the loss of their positions following a transaction that involves a change in the ownership or control of the Company, and against loss of the anticipated benefits of their long-term incentive compensation arrangements. In the event of a proposal which could result in a change in control, senior management must be able to focus on the best interest of the Company’s shareholders, and not be distracted by the need to mitigate or plan for the risk that a new control group might choose to replace management or combine the business into a larger organization. The goal of the change in control agreements is to allow the executive officers to focus on evaluating strategic opportunities on their merits without being distracted by concerns about the impact of such events on their personal positions.

The Company adopted both single trigger and double trigger agreements to achieve this goal. A single trigger change in control agreement requires only a change in control (as defined in the agreement) for benefit eligibility. A double trigger change in control agreement requires both a change in control and a termination of employment either (i) involuntarily other than for cause, death, disability or the sale of the business, or (ii) voluntarily for good reason (as defined in the agreement). The Company believes that a single trigger agreement is appropriate for the Chief Executive Officer, or CEO, and the Chief Operating Officer, or COO, because of the very high likelihood that a new control group would replace them after a change in control.

When the aforementioned triggering conditions are met within 90 days before or one year following a change in control of the Company, the change in control agreements provide specified severance benefits to the protected executive officers. These severance benefits include:

•

A lump sum cash payment equal to three times (in the case of the CEO or COO) or one and one-half times (for other executive officers) the executive officer’s then-current annual base salary and cash bonus at target;

•	Continuation of health insurance benefits for a period of three years for the CEO and COO and 18 months for other executive officers;

•	Automatic vesting of all outstanding equity awards including stock options and restricted stock awards, including any performance-based restricted stock awards;

•	Reimbursement of legal fees and any expenses incurred in enforcement of the executive officer’s rights under the change in control agreement; and

•

For the CEO and the COO, a tax “gross-up” payment sufficient to compensate the executive officer for the amount of any excise tax imposed under Section 4999 of the Internal Revenue Code, and for any taxes imposed on such additional payment, provided, however, that the Company shall not pay any such “gross-up” amount unless the sum of the payments received by the CEO and the COO exceed the amounts permitted by Section 280G(b)(3) of the IRS Code by more than $50,000.

The Compensation Committee believes that it is in the best interests of the Company and its shareholders to offer such agreements to its executive officers in so far as the Company competes for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

The Compensation Committee views the potential lump-sum cash payments for an involuntary termination without cause, or a voluntary termination with good reason, following a change in control of the Company, as reasonable and appropriate for the executive officers, as the process of matching high level senior executives to appropriate new positions may take a significant amount of time. The tax “gross up” provision applies to the CEO and COO and then only in the event of a change in control of the Company. In the Compensation Committee’s view, the tax “gross up” is an appropriate method for the Company to protect such executive officers from the punitive effects of a 20% excise tax levied by the federal income tax laws on certain income paid to such executive officers in such circumstances.

Nonqualified options and restricted stock vest by their terms on a change in control. The Compensation Committee believes that the equity awards granted to the executive officers have been reasonable in amount, and that, in the event of a change in control, it would be unfair to deprive the executive officers of a substantial part of the value that has resulted from the increase in the price of the Company’s common stock over the years due to the performance of the current executive team. These long-term incentives are intended to motivate management to enhance long-term shareholder value, and if a new management group has the power to direct the business, that motivation is ineffective.

The Company has entered into a single trigger change in control agreement with Richard T. Riley, the Company’s Chief Executive Officer, Ronald V. Waters III, the Company’s President and Chief Operating Officer, and Joseph F. Abely, the Company’s former Chief Executive Officer. Double trigger change in control agreements have been entered into with each of Michael Umana, the Company’s Senior Vice President and Chief Financial Officer, William R. Duvall, the Company’s Executive Vice President and Chief Technology Officer, Thomas A. Wooters, the Company’s Executive Vice President and General Counsel, Kevin M. Mullins, the Company’s Senior Vice President and General Manager (Domestic), and Thomas M. Camp, the Company’s Senior Vice President and General Manager (International).

Compensation Committee Deliberations and Factors Considered

Each year the Compensation Committee conducts a full review of the Company’s executive compensation program. Periodically this process includes a comprehensive review and detailed competitive analysis performed by an independent compensation consultant. This review includes a complete competitive analysis of salary, bonus, long-term incentive compensation and equity ownership as well as equitable compensation practices within the Company. In 2005 the Compensation Committee directly retained Ben S. Cole Financial Incorporated for that purpose. The consultant was requested to review base salary, total cash compensation and long-term incentive compensation of the Company’s executive officers as compared to a broader survey group of comparable sized companies and a peer group of companies. The results of the review were reflected in the Compensation Committee’s compensation plan implemented in 2006. Given the climate of change in compensation practices, a comprehensive independent review was conducted again in 2006, and the results are reflected in the decisions implemented in 2007. In 2006, the Compensation Committee directly retained Dolmat-Connell Associates to analyze base salary, target total cash compensation, actual total cash compensation, long-term incentive compensation (including stock options, restricted stock and performance based restricted stock), target total direct compensation and actual total direct compensation in comparison to a broader survey group of comparable sized companies in the industry and the peer group of companies detailed above.

Annually in connection with its February meeting in which it makes its determination of the various components of compensation and equity awards, the Compensation Committee asked the Company’s human resources department to prepare a summary of all components of compensation for each executive officer, including: (i) salary and bonus for the past three years; (ii) grant sizes and Black-Scholes values for stock options awarded in the past three years; (iii) grant sizes and current values of restricted stock awarded in the past three years; (iv) the aggregate value (measured by the difference between market price and exercise price) of vested and unvested stock options held as of December 31, 2006; (v) the cumulative value realized from the exercise of stock options (measured by the difference between the market price on the date of exercise and the exercise price); (vi) the value of all benefits; (vii) all other perquisites and compensation of any kind; and (viii) the value of cash and benefits to be provided under various severance and change-in-control scenarios.

Based upon its deliberations, the Compensation Committee believes that the Company’s executive compensation practices provide an overall level of compensation that is competitive with the level of compensation of companies of similar size, complexity, revenue and growth potential, and that its executive compensation practices also recognize the caliber, level of experience and performance of the Company’s management.

The Role of Company Executives in the Compensation Process

Although the compensation process is managed and driven and decisions made by the Compensation Committee, the views of certain Company executive officers are taken into account in connection with setting the compensation of other executive officers. As described herein, the CEO makes initial recommendations with respect to executive officers other than himself. Executive officers also participate in the preparation of materials requested by the Compensation Committee for use and consideration at Compensation Committee meetings.

Adjustment of Performance Measures for Unforeseen Events

After the end of fiscal 2006, the Compensation Committee reviewed the Company’s actual performance against the revenue and operating income targets established at the beginning of the year. The Compensation Committee adjusted the operating income target under the 2006 Senior Management Bonus Plan for activities and events not anticipated when the budget and targets for the year were adopted. The unanticipated events included costs relating to Mr. Abely’s retirement agreement and other unanticipated items. The adjustment increased the payment to all senior management officers by an aggregate of approximately $330,000.

Chief Executive Officer Compensation

Mr. Riley’s compensation as Chief Executive Officer was set through the process described above. In connection with Mr. Riley’s elevation from President and Chief Operating Officer to Chairman and Chief Executive Officer in November 2006, the Compensation Committee increased his base salary to $450,000 effective as of November 17, 2006 and on December 4, 2006 approved and issued the following equity grants to Mr. Riley: 20,000 shares of time-vested restricted stock and 50,000 stock options.

The criteria that the Compensation Committee took into account included leadership of the Company, maintenance of business ethics and effective governance, Company revenue and profit growth, strategic planning and new product development, enhancement of shareholder value and effective Board and shareholder communications. In evaluating the CEO’s performance in fiscal 2006, the Compensation Committee reviewed written evaluations by individual directors on a variety of criteria. Mr. Riley’s compensation for 2007 is as set forth below.

The CEO’s base salary was set at $500,000 annually commencing April 1, 2007. The Compensation Committee set the CEO’s target bonus opportunity at 60% of base salary for fiscal 2007. Mr. Abely’s compensation as CEO in 2006 was also set through the process described above. Mr. Abely’s annual base salary during 2006 was $425,000, with a target bonus opportunity of 60% of base salary.

The Compensation Committee reviews the CEO’s total compensation package on an annual basis and analyzed it in view of competitive data provided by the independent compensation consultant as described above and the Company’s performance for the fiscal year.

Compensation Arrangements with Former Chief Executive Officer

On November 17, 2006, the Company entered into a Retirement and Non-Competition Agreement with Joseph F. Abely, our former Chairman and Chief Executive Officer. The agreement provides for continued employment at his current base salary and benefits through July 31, 2007, at which time he will retire from employment with the Company. In addition, he was paid a lump sum of $50,000 in December 2006 pursuant to the agreement. Upon retirement or the earlier death or total disability, all outstanding stock options and time-vesting restricted stock grants will vest. Upon Mr. Abely’s retirement, benefits under the Company’s deferred compensation plan will vest. The Company will pay 100% of Mr. Abely’s medical and dental insurance premiums to age 60 and the Company will pay 50% of Mr. Abely’s medical and dental insurance premiums to age 65. The agreement also includes a covenant against competition with the Company in exchange for which he will be paid a total of $1.25 million over five years.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board and the Board has agreed that the Compensation Discussion and Analysis be included in this proxy statement.

Harvey Rosenthal (Chairperson)

Robert J. Murray

Robert L. Rewey

Maria Renna Sharpe

Summary Compensation Table

The following table and notes present the compensation earned in the last fiscal year by (i) all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the fiscal year ended December 31, 2006, or the “PEO”; (ii) all individuals serving as the Company’s principal financial officer or acting in a similar capacity during the fiscal year ended December 31, 2006, or the “PFO”; and (iii) the Company’s other three most highly compensated executive officers other than the PEO and PFO who were serving as executive officers at December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]		Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Richard T. Riley Chief Executive Officer (President and Chief Operating Officer through November 17, 2006) (PEO)	2006	$369,038	$—	$247,560	$81,248		$201,797	$—	$36,660	[5]	$936,303	[6]

Joseph F. Abely (Chief Executive Officer through November 17, 2006) (PEO)	2006	411,539	—	577,550	621,750	[7]	223,125	—	133,011	[8]	1,966,975

Michael Umana Senior Vice President and Chief Financial Officer (PFO)	2006	203,000	—	78,952	11,042		92,300	—	22,167	[9]	407,461

Keith Farris[10] (Chief Financial Officer through March 15, 2006) (PFO)	2006	48,885	—	110,414	196,630		—	—	176,169	[11]	532,098

William R. Duvall Executive Vice President and Chief Technology Officer	2006	265,077	—	94,086	69,901		118,703	—	53,492	[12]	601,259

Thomas A. Wooters Executive Vice President and General Counsel	2006	249,212	—	80,069	30,844		111,603	—	25,509	[13]	497,237

Kevin M. Mullins Senior Vice President and General Manager	2006	221,173	—	76,055	49,362		93,800	—	36,794	[14]	477,184

[1]

Performance based incentive payments made to the Named Executive Officers are not characterized as “Bonus” payments for the fiscal year ended December 31, 2006 and are thus included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

The amounts in the “Stock Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the LoJack Corporation 2003 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in Note 9 to the Company’s 2006 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

[3]

These options are non-qualified options issued under the LoJack Corporation 2003 Stock Incentive Plan or the predecessor Restated and Amended Stock Incentive Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the fair market value of the shares of Common Stock underlying the options on the trading day immediately preceding the date of grant). The amounts included in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the LoJack Corporation 2003 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculations for these amounts are included in Note 9 to the Company’s 2006 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

[4]	The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash awards to the Named Executive Officers under the 2006 Senior Management Bonus Plan.
[5]

Includes $6,600 attributable to the Company’s match of Mr. Riley’s contribution to the Company’s 401(k) plan, $17,987 attributable to the Company’s match of Mr. Riley’s contribution to the Nonqualified Deferred Compensation Plan, tax gross ups paid by the Company, financial and tax planning service fees, the fee for an executive physical paid for by the Company and the portion of family medical insurance premiums otherwise payable by Mr. Riley.

[6]

Mr. Riley is also a director of the Company. However he did not receive any fees in connection with such services and this total compensation was paid by the Company for his services as an executive officer.

[7]	Includes expense associated with the acceleration of Mr. Abely’s options in accordance with the terms of his Retirement and Non-Competition Agreement.
[8]

Includes a $50,000 payment made to Mr. Abely in accordance with his Retirement and Non-Competition Agreement, $13,200 attributable to the Company’s match of Mr. Abely’s contribution to the Company’s 401(k) plan, $43,040 attributable to the Company’s match of Mr. Abely’s contribution to the Nonqualified Deferred Compensation Plan, tax gross ups paid by the Company, fees for financial and tax planning services paid by the Company, reimbursement of club and membership dues, amounts paid to Mr. Abely as a car allowance, premiums paid by the Company for a separate disability policy and premiums paid by the Company for the portion of family medical insurance premiums otherwise payable by Mr. Abely and COBRA premiums.

[9]

Includes $5,100 attributable to the Company’s match of Mr. Umana’s contribution to the Company’s 401(k) plan, $5,700 attributable to the Company’s match of Mr. Umana’s contribution to the Nonqualified Deferred Compensation Plan, tax gross ups paid by the Company, fees for financial tax planning services paid by the Company, and the portion of family medical insurance premiums otherwise payable by Mr. Umana.

[10]	Due to Mr. Farris’ retirement from the Company and in accordance with the terms of his retirement agreement, Mr. Farris forfeited 1,167 shares of restricted stock and 7,500 options.
[11]

Includes $157,692 in retirement payments, $10,566 attributable to the Company’s match of Mr. Farris’ contribution to the Nonqualified Deferred Compensation Plan, fees for financial tax planning services paid by the Company and premiums paid by the Company for the portion of family medical insurance premiums otherwise payable by Mr. Farris and COBRA premiums.

[12]

Includes $13,200 attributable to the Company’s match of Mr. Duvall’s contribution to the Company’s 401(k) plan, $25,870 attributable to the Company’s match of Mr. Duvall’s contribution to the Nonqualified Deferred Compensation Plan, tax gross ups paid by the Company, fees for financial tax planning services paid by the Company, premiums paid by the Company for a separate disability policy and premiums paid by the Company for the portion of family medical insurance premiums otherwise payable by Mr. Duvall.

[13]

Includes $6,600 attributable to the Company’s match of Mr. Wooters’ contribution to the Company’s 401(k) plan, $11,952 attributable to the Company’s match of Mr. Wooters’ contribution to the Nonqualified Deferred Compensation Plan, tax gross ups paid by the Company, fees for financial and tax planning services paid by the Company, and the portion of family medical insurance premiums otherwise payable by Mr. Wooters.

[14]

Includes $13,200 attributable to the Company’s match of Mr. Mullins’ contribution to the Company’s 401(k) plan, $13,271 attributable to the Company’s match of Mr. Mullins’ contribution to the Nonqualified Deferred Compensation Plan, tax gross ups paid by the Company, fees for financial tax planning services paid by the Company and the portion of family medical insurance premiums otherwise payable by Mr. Mullins.

Grants of Plan-Based Awards in the Fiscal Year Ended December 31, 2006

The following table shows all awards granted to each of the Named Executive Officers during the fiscal year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)[2]	Closing Price of Stock on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards[3] ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard T. Riley	2/24/06	2/16/06				5,400	13,500	13,500					$299,430
	2/24/06	2/16/06							9,000				$199,620
	2/24/06	2/16/06								5,200	$22.18	$21.25	$52,520
	12/4/06	12/4/06							20,000				$305,000
	12/4/06	12/4/06								50,000	$15.25	$15.69	$351,000
		2/16/06	—	$230,625	$334,406								N/A

Joseph F. Abely	2/24/06	2/16/06				7,200	18,000	18,000					$399,240
	2/24/06	2/16/06							13,500				$299,430
	2/24/06	2/16/06								6,900	$22.18	$21.25	$69,690
		2/16/06	—	255,000	369,750								N/A

Michael Umana	3/15/06	2/16/06				2,000	5,000	5,000					$116,350
	3/15/06	2/16/06							5,000				$116,350
	3/15/06	2/16/06								5,000	$23.27	$22.99	$53,000
		2/16/06	—	104,000	150,800								N/A

Keith Farris	N/A

William R. Duvall	2/24/06	2/16/06				1,160	2,900	2,900					$64,322
	2/24/06	2/16/06							4,200				$93,156
	2/24/06	2/16/06								3,500	$22.18	$21.25	$35,350
		2/16/06	—	133,750	193,938								N/A

Thomas A. Wooters	2/24/06	2/16/06				1,160	2,900	2,900					$64,322
	2/24/06	2/16/06							4,200				$93,156
	2/24/06	2/16/06								3,200	$22.18	$21.25	$32,320
		2/16/06	—	125,750	182,338								N/A

Kevin M. Mullins	2/24/06	2/16/06				960	2,400	2,400					$53,232
	2/24/06	2/16/06							4,200				$93,156
	2/24/06	2/16/06								2,600	$22.18	$21.25	$26,260
		2/16/06	—	112,000	162,400								N/A

[1]

The amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, subcolumn “Threshold” reflect the minimum payment level under the Company’s 2006 Senior Management Bonus Plan, which is zero. The amount shown in “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, subcolumn “Maximum” is 145% of the target amount listed in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, subcolumn “Target”. These amounts are based on the executive officer’s base salary and position in 2006. Non-equity incentive plan awards actually paid by the Company for services rendered in 2006 are reflected in the “Non Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 18.

[2]

In accordance with the Company’s 2003 Stock Incentive Plan, the exercise price of the stock option awards is equal to the closing price of the common stock as reported by The NASDAQ Global Select Market on the trading day immediately preceding the date of grant.

[3]

Assumptions used in the calculations for these amounts are included in Note 9 to the Company’s 2006 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at December 31, 2006

The following table sets forth information with respect to the Named Executive Officers concerning unexercised options, unvested stock and equity incentive plan awards as of December 31, 2006, and the value of unvested stock and unearned shares that have not vested as of the end of the fiscal year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards[1]						Stock Awards[2]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date[3]		Number of Shares or Units of Stock That Have Not Vested[4] (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard T. Riley	10,000	30,000	—	$14.26	2/1/2015	[6]	10,000	$170,800
		5,200		22.18	2/24/2013		9,000	153,720	13,500	$230,580
		50,000		15.25	12/4/2013		20,000	341,600
Joseph F. Abely	20,000		—	13.00	3/19/2008	[6]
	30,000			7.63	4/8/2009	[6]
	30,000			7.13	3/24/2010	[6]
	40,000			5.70	5/30/2011	[6]
	12,175			5.20	12/13/2011	[6]
	32,500			5.38	2/25/2012	[6]
	40,530	17,500		5.23	2/25/2013	[6]
	14,000	14,000		8.10	3/3/2014	[6]	9,800	167,384
	8,750	26,250		14.17	3/10/2015	[6]	12,500	213,500
		6,900		22.18	2/24/2013		13,500	230,580	18,000	307,440
Michael Umana		5,000	—	23.27	3/15/2013		5,000	85,400	5,000	85,400
Keith Farris		6,250	—	5.23	2/25/2013	[6]
		2,500		8.10	3/3/2014	[6]	3,500	59,780
		2,500		14.17	3/10/2015	[6]	2,333	39,848
William R. Duvall	30,000		—	9.75	3/17/2007	[6]
	30,000			13.00	3/19/2008	[6]
	25,000			7.13	3/24/2010	[6]
	30,000			5.70	5/30/2011	[6]
	2,500			5.20	12/13/2011	[6]
	40,000			5.38	2/25/2012	[6]
	28,000	10,000		5.23	2/25/2013	[6]
	7,500	7,500		8.10	3/3/2014	[6]	5,250	89,670
	3,750	11,250		14.17	3/10/2015	[6]	5,250	89,670
		3,500		22.18	2/24/2013		4,200	71,736	2,900	49,532
Thomas A. Wooters	45,000		—	8.74	12/1/2013	[6]
	3,750	11,250		14.17	3/10/2015	[6]	3,500	59,780
		3,200		22.18	2/24/2013		4,200	71,736	2,900	49,532
Kevin M. Mullins	10,000		—	9.75	3/17/2007	[6]
	30,000			13.00	3/19/2008	[6]
	20,000			7.63	4/8/2009	[6]
	20,000			7.13	3/24/2010	[6]
	15,000			5.70	5/30/2011	[6]
	20,000			5.38	2/25/2012	[6]
	15,000	7,500		5.23	2/25/2013	[6]
	5,000	5,000		8.10	3/3/2014	[6]	3,500	59,780
	2,500	7,500		14.17	3/10/2015	[6]	3,500	59,780
		2,600		22.18	2/24/2013		4,200	71,736	2,400	40,992

[1]	Options vest in four equal annual installments beginning on the first anniversary date of the date of grant.
[2]	The closing price of the Company’s common stock on December 29, 2006, the last trading day of 2006, was $17.08.
[3]	Except as otherwise indicated, the expiration date for each option award is 7 years after the date of grant.

[4]	Restricted stock awards vest on the third anniversary of the date of grant.
[5]	Incentive stock awards vest on the second anniversary of the date of grant if the Company meets an operating income target.
[6]	The expiration date of the option is 10 years after the date of grant.

Option Exercises and Stock Vested Table

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard T. Riley	—	$—	—	$—
Joseph F. Abely	—	—	—	—
Michael Umana	—	—	—	—
Keith Farris	52,500	889,038	—	134,101[1]
William R. Duvall	10,000	38,955	—	—
Thomas A. Wooters	45,000	725,850	—	39,988[2]
Kevin M. Mullins	32,500	446,286	—	—

[1]	5,833 of Mr. Farris’ restricted shares vested pro-rata upon retirement, but he did not receive such shares until March 15, 2007.
[2]

1,750 of Mr. Wooters’ restricted shares were treated as vested for federal income tax purposes at age 65 but Mr. Wooters does not actually acquire such shares until the restriction ends on March 9, 2008.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)[1]	Company Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard T. Riley	$148,478	$17,987	$9,197	$—	$210,656[3]
Joseph F. Abely	42,040	42,040	10,004	—	165,094[4]
Michael Umana	28,500	5,700	2,301	—	36,501
Keith Farris	12,458	10,566	2,466	55,585	—
William R. Duvall	33,822	25,870	6,765	—	115,890[5]
Thomas A. Wooters	23,905	11,952	3,281	—	71,792[6]
Kevin M. Mullins	19,906	13,271	3,207	—	76,155[7]

[1]	All of the amounts reported in this column have been included as “Salary” in the Summary Compensation Table appearing on page 18 of this proxy statement.
[2]	All of the amounts reported in this column have been included as “All Other Compensation” in the Summary Compensation Table appearing on page 18 of this proxy statement.
[3]	$30,000 has been previously reported as compensation received in 2005.

[4]	$62,408 has been previously reported as compensation received in 2005.
[5]	$43,515 has been previously reported as compensation received in 2005.
[6]	$28,150 has been previously reported as compensation received in 2005.
[7]	$35,463 has been previously reported as compensation received in 2005.

Under the deferred compensation plan that became effective in 2005, executive officers of the Company, including the Named Executive Officers, may defer up to 50% of salary and 100% of bonus (performance-based compensation) for a minimum of three years to the date of termination of employment with the Company, death, disability, retirement or in service withdrawal of the Named Executive Officer. A participant may elect to receive distributions of the accrued deferred compensation in a lump sum or in installments upon retirement. The Company will match a participant’s contributions up to a maximum of 6% of total cash compensation, including equity gains considered as income, at a rate of 50% for participants with less than five years of service, and 100% for participants with five years or more of service. Matching contributions cliff vest after three years, or on the death, disability, or retirement of the executive officer or upon a change in control of the Company.

Each participating officer may request that the deferred amounts be allocated among several available investment options established and offered by the Company, subject to approval by the Company’s Compensation Committee. These investment options provide market rates of return and are not subsidized by the Company. The benefit payable under the plan at any time to a participant following termination of employment is equal to the applicable deferred amounts, plus or minus any earnings or losses attributable to the investment of such deferred amounts. The amount of compensation in any given fiscal year that is deferred by each Named Executive Officer is included in the Summary Compensation Table under the column headings “Salary” or “Non-Equity Incentive Plan Compensation”, as appropriate.

The Company has established a trust for the benefit of participants in the deferred compensation plan. Pursuant to the terms of the trust, as soon as possible after any deferred amounts have been withheld from a plan participant, the Company will contribute such deferred amounts to the trust to be held for the benefit of the participant in accordance with the terms of the plan and the trust. However, the assets in the trust will become available to the Company’s creditors if the Company becomes insolvent or bankrupt. If the funds in the trust are insufficient to pay amounts due under the plan to a participant, the Company remains obligated to pay any deficiency.

Retirement payouts under the plan upon an executive officer’s retirement from the Company are payable either in a lump-sum payment or in annual installments over a period of up to ten years. Other payouts are payable either in lump sum or substantially equal annual installments over a period of five years. Upon death, disability or termination of employment, all amounts shall be paid in a lump-sum payment as soon as administratively feasible except for certain key employees for which distributions shall not be made until after six months from the date of termination.

Change in Control, Resignation and Retirement Arrangements

Change in Control Arrangements

The Company has entered into agreements with each of Joseph F. Abely, Richard T. Riley, William R. Duvall, Thomas A. Wooters, Kevin M. Mullins and Michael Umana providing for certain benefits in the event of a change in control of the Company. The Company also entered into a single trigger change in control agreement with Ronald V. Waters III, the Company’s new President and Chief Operating Officer, effective February 26, 2007. A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 50% or more of the Company’s outstanding securities normally having the right to vote at elections of directors of the Company. If a tender offer or exchange offer is made for 50% or more of such stock, the executive officer has agreed not to leave the employ of the Company, except in the case of disability or retirement, and to continue to render services to the Company until such offer has been abandoned or terminated or a change in control has occurred. Each change in control agreement continues in effect until January 24, 2008, and automatically renews for successive one year terms thereafter; provided, however, that such agreements continue in effect for a period of 12 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the change in control agreement, the Company and the executive officer may terminate the executive officer’s employment at any time. Each change in control agreement terminates if either party terminates the executive officer’s employment before a change in control occurs.

The Company believes that a single trigger agreement is appropriate for the CEO and COO because of the very high likelihood that a new control group would replace them after a change in control. With respect to Mr. Abely and Mr. Riley, if, within 90 days before or 12 months after a change in control of the Company, the officer’s employment is terminated (1) by the Company other than for cause, disability or retirement or (2) by the officer, for any reason, the Company has agreed to pay the officer in addition to salary, benefits and awards accrued through the date of termination, an amount equal to 3 times the sum of (i) his base salary on the date of the change in control, and (ii) the highest of target bonus or the actual bonus paid during either of the prior two years. Fifty percent (50%) of such payment shall be made in a lump sum as soon as practicable after the change in control and one-thirty-sixth (1/36) of the remaining fifty percent (50%) of such payment shall be paid monthly on a regularly-scheduled pay date for senior executives of the Company with a final lump sum payment of the unpaid balance to be paid no later than March 15 of the year following the calendar year in which the change in control occurs. The Company has also agreed to provide the officer with benefits under all employee medical, prescription drug and dental plans, or equivalent benefits, for up to 36 months following such termination, and must provide him with 90 days’ advance notice of termination unless such termination is for cause. Such officers are entitled to receive a gross up payment by the Company in an amount sufficient to pay any excise tax on the payment made under such change in control agreements. In addition, upon a change in control, all outstanding equity awards (including stock options, restricted stock, and any performance-based restricted stock awards) automatically vest. The Company provides for the reimbursement of legal fees and any expenses incurred in enforcement of the executive officer’s rights under the change in control agreement. Pursuant to the agreements, Mr. Abely and Mr. Riley shall not at any time communicate or disclose to any unauthorized persons any proprietary processes of the Company or other confidential information concerning the business, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company. The chart below summarizes the total payments, value associated with acceleration in vesting and provision of benefits to the executives named below based upon their respective positions in 2006 and as if a change in control had occurred on December 31, 2006:

Name	Salary/Bonus	Accelerated Vesting of Equity Awards	Benefits[1]	Total
Joseph F. Abely	$1,249,719	$125,967	$—	$1,375,686
Richard T. Riley	2,160,000	986,115	34,852	3,180,967

With respect to the other executive officers party to a change in control agreement and named above, if, within 90 days before or 12 months after a change in control of the Company, the officer’s employment is terminated (1) by the Company other than for cause, disability or retirement, or (2) by the officer, for good reason (as defined in the agreement), the Company has agreed to pay the officer in addition to salary, benefits and awards accrued through the date of termination, an amount equal to 1.5 times the sum of (i) his base salary on the date of the change in control, and (ii) the highest of target bonus or actual bonus paid during either of the prior two years. Fifty percent (50%) of such payment shall be made in a lump sum as soon as practicable after the change in control and one-thirty-sixth (1/36) of the remaining fifty percent (50%) of such payment shall be paid monthly on a regularly-scheduled pay date for senior executives of the Company with a final lump sum payment

[1]

Consists of medical and dental insurance coverage. The value is based upon the type of insurance coverage the Company carried for each executive officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.

[1]

Consists of medical and dental insurance coverage. The value is based upon the type of insurance coverage the Company carried for each executive officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.

of the unpaid balance to be paid no later than March 15 of the year following the calendar year in which the change in control occurs. The Company has also agreed to provide such executive officers with benefits under all employee medical, prescription drug and dental plans, or equivalent benefits, for up to 18 months following such termination, and must provide 90 days’ advance notice of termination unless such termination is for cause. In addition, upon a change in control, all outstanding equity awards (including stock options, restricted stock and any performance-based restricted stock awards) automatically vest. The Company provides for the reimbursement of legal fees and any expenses incurred in enforcement of an executive officer’s rights under the change in control agreement. Pursuant to the agreements, the officers shall not at any time communicate or disclose to any unauthorized persons any proprietary processes of the Company or other confidential information concerning the business, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company. The chart below summarizes the total payments, value associated with acceleration in vesting and provision of benefits to the executives named below if a change in control had occurred on December 31, 2006:

Name	Salary/Bonus	Accelerated Vesting of Equity Awards	Benefits[1]	Total
William R. Duvall	$650,379	$415,552	$17,426	$1,083,357
Kevin M. Mullins	537,197	307,004	17,426	861,627
Thomas A. Wooters	601,053	173,554	17,426	792,033
Michael Umana	585,000	100,514	17,426	702,940

Retirement and Noncompetition Agreement with Joseph F. Abely

On November 17, 2006 the Company entered into a Retirement and Non-Competition Agreement with Joseph F. Abely, former Chairman and Chief Executive Officer. The agreement provides for his continued employment at his current base salary and benefits through July 31, 2007, at which time he will retire from employment with the Company. He was paid $50,000 in December 2006. Upon retirement or earlier death or total disability, all outstanding options and time-based restricted stock grants will vest. The Company will pay 100% of Mr. Abely’s medical and dental insurance premiums to age 60 and the Company will pay 50% of Mr. Abely’s medical and dental insurance premiums to age 65. Retirement will vest benefits under the Company’s deferred compensation plan in accordance with the terms of the plan. The Agreement provides a non-solicitation, non-hire, and covenant against competition in favor of the Company for a period of five years in exchange for which Mr. Abely will be paid a total of $1.25 million over five years, of which $175,000 will be paid on February 1, 2008 and commencing with that date through and continuing until July 31, 2012, Mr. Abely will be paid an amount equal to $29,166.67 per month for the period beginning February 2008 and ending July 2010 and $8,333.34 per month for the period beginning August 2010 and ending July 2012. In the event of a change in control pursuant to Mr. Abely’s Change in Control Agreement referenced above, all unpaid payments relating to the covenant shall be paid to Mr. Abely within 30 days of the consummation of such change in control. In the event of such change in control, Mr. Abely shall continue to be subject to the obligations of the agreement. The chart below summarizes the total payments and provision of benefits by the Company to Mr. Abely pursuant the Retirement and Noncompetition Agreement:

Name	Salary/Bonus	Other Cash Payments	Accelerated Vesting of Equity Awards	Benefits[1]	Total
Joseph F. Abely	$520,080	$1,300,000	$721,712	$145,215	$2,687,007

Retirement Agreement with Keith Farris

On March 13, 2006 the Company entered into a Retirement Agreement with Keith Farris, the Company’s former Chief Financial Officer. The agreement provided for his continued employment at his then current base salary and benefits through March 15, 2007, at which time he retired from the Company. Mr. Farris’ stock option and restricted stock grants continued to vest through March 15, 2007. The Company paid the full amount of Mr. Farris’ COBRA premiums through July 1, 2006. Mr. Farris continued to receive financial and tax planning benefits paid by the Company through March 15, 2007. Retirement vested benefits under the Company’s deferred compensation plan. The Agreement provided a non-solicitation and non-hire covenant in favor of the Company for a period of one year commencing on March 15, 2006. The chart below summarizes the total payments and provision of benefits by the Company to Mr. Farris pursuant the Retirement Agreement:

Name	Salary	Accelerated Vesting of Equity Awards	Benefits[1]	Total
Keith Farris	$205,000	$294,900	$3,456	$503,356

[1]

Consists of medical and dental insurance coverage. The value is based upon the type of insurance coverage the Company carried for the executive officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.

COMPENSATION OF DIRECTORS

The following table and notes present the compensation earned by directors in the last fiscal year ended December 31, 2006:

Director Compensation

Name[1]	Fees Earned or Paid in Cash ($)	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[4]	Total ($)
John H. MacKinnon	$50,000	$31,666	$19,068	$—	$—	$5,000	$105,734
Robert J. Murray	44,500	31,666	19,068	—	—	5,000	100,234
Robert L. Rewey	42,500	31,666	19,068	—	—	5,000	98,234
Harvey Rosenthal	45,500	31,666	19,068	—	—	—	96,234
Maria Renna Sharpe	30,500	26,669	—	—	—	5,000	62,169
Larry C. Renfro[5]	5,500	6,246	8,325	—	—	—	20,071
Ronald J. Rossi[6]	—	—	—	—	—	—	—
Lee T. Sprague[7]	4,250	6,246	8,325	—	—	1,300	20,121

[1]

Richard T. Riley, the Company’s current Chairman and Chief Executive Officer and Joseph F. Abely, the Company’s former Chairman and Chief Executive Officer, are not included in this table as they are employees of the Company and thus received no compensation for their services as directors in 2006. The compensation received by Messrs. Riley and Abely as employees of the Company are shown in the Summary Compensation Table on page 18.

[2]

The amounts in the “Stock Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the LoJack Corporation 2003 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in Note 9 to the Company’s 2006 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The full grant date fair value of each stock award made in 2006, as measured by FAS 123(R), was $80,000. This represents the May 22, 2006 closing price of the Company’s Common Stock on the NASDAQ Global

Select Market for 4,614 shares granted in the form of restricted stock on May 23, 2006 to each non-employee director pursuant to the terms of the LoJack Corporation 2003 Stock Incentive Plan. As of December 31, 2006, each director or former director named in the Director Compensation Table had the following number of shares outstanding: John H. MacKinnon: 12,792; Robert J. Murray: 60,292; Robert L. Rewey: 10,292; Harvey Rosenthal: 18,792; Maria Renna Sharpe: 9,614; Larry C. Renfo: 35,000; Ronald J. Rossi: none; and Lee T. Sprague: 202,576.

[3]

These options are non-qualified options issued under the LoJack Corporation 2003 Stock Incentive Plan or the predecessor Restated and Amended Stock Incentive Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the fair market value of the shares of Common Stock underlying the options on the date immediately preceding the date of grant). The amounts included in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the LoJack Corporation 2003 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculations for these amounts are included in Note 9 to the Company’s 2006 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

As of December 31, 2006, each director or former director named in the Director Compensation Table had the following number of options outstanding: John H. MacKinnon: 27,500; Robert J. Murray: 45,000; Robert L. Rewey: 7,500; Harvey Rosenthal: 40,000; Maria Renna Sharpe: zero; Larry C. Renfo: 27,500; Ronald J. Rossi: none; and Lee T. Sprague: 42,500.

[4]	Consists of charitable matching contributions paid by the Company.
[5]	Mr. Renfro did not stand for reelection at the Company’s annual meeting held on May 18, 2006.
[6]

Mr. Rossi was an employee of the Company for the portion of 2006 in which he served as a director and thus he was not compensated for his services as a director of the Company. Mr. Rossi did not stand for reelection at the Company’s annual meeting held on May 18, 2006.

[7]	Ms. Sprague did not stand for reelection at the Company’s annual meeting held on May 18, 2006.

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. Based on a review of the compensation paid to directors in similar sized organizations and in consultation with compensation consultants engaged by the Compensation Committee, the compensation of members of the Company’s Board was increased effective May 2006.

Similar to executive officers, directors are subject to a minimum share ownership requirement. Within two years after joining the Board, each director is required to directly own shares of the Company’s common stock with an aggregate value of at least two times the annual cash retainer.

Each non-employee director of the Company is entitled to an annual cash retainer of $20,000. Directors also receive restricted stock awards, as described below, as well as $1,500 for each Board meeting attended ($750 per telephone meeting or telephone participation in a meeting) and $1,000 for each Board committee meeting attended ($500 per telephone meeting or telephone participation in a meeting). Robert J. Murray has been designated as the Lead Director to chair and lead meetings limited to independent directors. The Chairperson of the Audit Committee receives an annual stipend of $10,000. The Chairperson of the Compensation Committee receives an annual stipend of $7,500. The Lead Director and the Chairperson of the Nominating/Governance Committee each receive an annual stipend of $5,000. Directors are reimbursed for reasonable out of pocket travel, hotel and incidental expenses for each Board meeting attended. Annual compensation is prorated for new directors taking office in between annual shareholder meeting dates.

Pursuant to the Board Compensation Arrangement approved by the Board on May 18, 2006 and in accordance with the 2003 Stock Incentive Plan, on the third business day following an annual meeting of shareholders, each eligible non-employee director elected or re-elected at such meeting receives an annual grant of $80,000 (rounded to the nearest whole number of shares) in value of restricted stock subject to forfeiture and restrictions on transfer which lapse after two years. Any non-employee director elected other than at the annual meeting of shareholders is granted such restricted stock on a prorated basis. Such grants of restricted stock were made to each non-employee director elected or re-elected at the annual meeting of shareholders held on May 18, 2006.

Directors are eligible to participate in the Company’s charitable gift matching program up to $5,000 in the aggregate per year.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of John H. MacKinnon (Chairperson), Harvey Rosenthal, and Robert J. Murray, who are independent directors, as defined by applicable NASDAQ rules, and operates under a written charter adopted by the Board.

The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2006. The Audit Committee has discussed with the independent Registered Public Accounting Firm the matters required to be discussed by SAS No. 61, “Communications with Audit Committees,” as it may be modified or supplemented.

The Audit Committee has reviewed the Company’s auditing and accounting principles and practices, periodically discussed with management and the outside auditors major financial risk exposures and the quality and adequacy of the Company’s internal controls, and reviewed and reassessed the adequacy of its charter.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No.1, “Independence Discussions with Audit Committees,” as it may be modified or supplemented, and has discussed with Deloitte & Touche LLP that firm’s independence. The Audit Committee has reviewed the independent auditors’ fees for audit and non-audit services for the fiscal year ended December 31, 2006 and has considered whether the provision of non-audit services are compatible with maintaining the independent auditors’ independence. Based on the above, the Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the independent auditors’ independence at this time.

The Audit Committee met with the independent auditors subsequent to the completion of the audit, and has confirmed that there were no problems or difficulties encountered by the auditors, that no difficulties were encountered in the course of the audit work and that no restrictions were placed on the scope of the activities or access to required information.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

The foregoing has been furnished by the Audit Committee:

John H. MacKinnon (Chairperson)

Harvey Rosenthal

Robert J. Murray

AUDITORS

Audit Fees

The fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, collectively, Deloitte & Touche, to the Company in the last two fiscal years were as follows:

	2005	2006
Audit Fees	$669,000	$644,000
Audit-Related Fees	61,000	93,000
Tax Fees	240,000	316,000
All Other Fees	—	—

Total Fees	$970,000	$1,053,000

Audit Fees. These fees comprise professional services rendered in connection with the audit of the Company’s consolidated financial statements for its annual report on Form 10-K, including attestation on the Company’s internal control over financial reporting, and the review of the Company’s quarterly consolidated financial statements for its quarterly reports on Form 10-Q that are customary under auditing standards generally accepted in the United States. Audit fees also include consents for other SEC filings.

Audit-Related Fees. These fees comprise professional services rendered in connection with (i) audits of employee benefit plans, (ii) due diligence associated with the Company’s acquisition of Boomerang, (iii) financial accounting and reporting consultations and (iv) Sarbanes-Oxley Act, Section 404 advisory services.

Tax Fees. Fees for tax services consisted of tax compliance services and tax planning and advice services.

Fees for tax compliance services totaled $135,000 and $148,000 in 2005 and 2006, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of (i) federal, state and local income tax return assistance, (ii) sales and use, property and other tax return assistance, and (iii) assistance with tax audits and appeals.

Fees for tax planning and advice services totaled $105,000 and $168,000 in 2005 and 2006, respectively. Tax planning and advice are services rendered with respect to proposed transactions or the structuring of a particular transaction to maximize tax benefits. Such services consisted of tax advice related to (i) structuring acquisitions and investments, (ii) certain internal legal restructuring actions and other intra-group restructuring actions, and (iii) other miscellaneous consultations.

Other Fees. None.

Services Provided by Deloitte & Touche

The Board recognizes the importance of maintaining the independence and objective viewpoint of the independent auditors. The Board also recognizes that the independent auditors possess a unique knowledge of the Company, and can provide necessary and valuable services to the Company in addition to the annual audit. The Board has adopted guidelines and procedures to be followed by the Company when retaining the independent auditors to perform audit and non-audit services. Under the policy, all services provided by the independent auditors, both audit and non-audit, must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the independent auditors’ independence. Pre-approved fee levels for all services to be provided by the independent auditors are also established by the Audit Committee and any proposed services exceeding these levels require specific pre-approval by the Audit Committee. The Audit

Committee may delegate approval authority to one or more of designated members of the Audit Committee. The Audit Committee will not delegate the Audit Committee’s responsibilities to approve services performed by the independent auditors to management.

All services for the periods presented above for which the Company engaged the independent auditors were pre-approved by the Audit Committee. The total fees paid to Deloitte & Touche for services are set forth in the table above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until November 30, 2003, Thomas A. Wooters, Executive Vice President and General Counsel to the Company, was an attorney of counsel to Sullivan & Worcester LLP, the Company’s principal outside counsel.

POLICY GOVERNING RELATED PERSON TRANSACTIONS

In recognition of the fact that transactions involving related persons can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders, the Board has adopted a written policy, which provides for the review and approval (or, if completed, ratification) by the Audit Committee of all transactions involving the Company in which a related party is known to have a direct or indirect interest, including transactions required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. For purposes of this policy, a related party includes: (i) any director or executive officer of the Company or a nominee to become a director of the Company, (ii) any known beneficial owner of more than 5 percent of any class of the Company’s voting securities, or (iii) any immediate family member of any of the foregoing. Such transactions may be pursued only if the Audit Committee believes, after considering the matter in good faith, that they are in, or are not inconsistent with, the best interests of the Company and its stockholders.

A copy of the foregoing Related Person Transaction Policy and Procedures is available on the Company’s website at www.lojack.com under the heading “Investors.”

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides a summary as of December 31, 2006, of shares of Common Stock reserved for issuance pursuant to all of the Company’s equity compensation plans (the LoJack Corporation 2003 Stock Incentive Plan and the LoJack Corporation Employee Stock Purchase Plan).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,863,881	$9.18	895,086
Equity compensation plans not approved by security holders	—	—	—
Total	1,863,881	$9.18	895,086

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT SHAREHOLDERS

The following table sets forth certain information as of March 20, 2007, with respect to the voting securities of the Company beneficially owned by: (1) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock, (2) each director or director nominee of the Company, (3) each of the Named Executive Officers and (4) all directors, director nominees and executive officers of the Company as a group. A person is deemed to be the beneficial owner of voting securities of the Company if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of such securities within 60 days of March 20, 2007, defined as Currently Exercisable Options for purposes of the table and footnotes below. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. Except as provided in the table or the notes thereto, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person, and has a mailing address c/o LoJack Corporation, 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090.

Name of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,063,600	(1)	5.65%
Barclays Global Investors, NA. and affiliates 45 Fremont Street San Francisco, CA 94105	991,106	(2)	5.27%

William R. Duvall	213,871	(3)	1.13%

Joseph F. Abely	166,305	(4)	*

Kevin M. Mullins	152,294	(5)	*

Richard T. Riley	126,351	(6)	*

Robert J. Murray	102,792	(7)	*

Thomas A. Wooters	95,500	(8)	*

Thomas M. Camp	61,700	(9)	*

Harvey Rosenthal	56,292	(10)	*

John H. MacKinnon	37,792	(11)	*

Ronald V. Waters III	20,000		*

Michael Umana	19,300	(12)	*

Robert L. Rewey	18,292	(13)	*

Keith Farris	17,083	(14)	*

Maria Renna Sharpe	9,614		*

Rory J. Cowan	1,079		*

All Executive Officers and directors as a group (15 people)	1,098,265		5.63%

*	Less than one percent (1%) of the outstanding Common Stock as of March 20, 2007.
(1)

According to Amendment No. 7 to Schedule 13G, filed with the SEC on February 14, 2007, Wellington Management Company, LLP beneficially owns an aggregate of 1,063,600 shares and exercises shared voting power with respect to 503,600 shares and shared dispositive power with respect to 1,063,600 shares.

(2)

According to a Schedule 13G, filed with the SEC on January 23, 2007, Barclays Global Investors, NA and its affiliates collectively beneficially own an aggregate of 991,106 shares and exercises sole voting power with respect to 921,042 shares and sole dispositive power with respect to 991,106 shares.

(3)	Includes 185,125 shares issuable upon exercise of Currently Exercisable Options.
(4)	Includes 122,305 shares issuable upon exercise of Currently Exercisable Options.
(5)	Includes 130,650 shares issuable upon exercise of Currently Exercisable Options.
(6)	Includes 10,000 shares held in spouse’s name and 21,300 shares issuable upon exercise of Currently Exercisable Options.
(7)	Includes 42,500 shares issuable upon exercise of Currently Exercisable Options.
(8)	Includes 53,300 shares issuable upon exercise of Currently Exercisable Options.
(9)	Includes 43,150 shares issuable upon exercise of Currently Exercisable Options.
(10)	Includes 37,500 shares issuable upon exercise of Currently Exercisable Options.
(11)	Includes 400 shares held in spouse’s name and 25,000 shares issuable upon exercise of Currently Exercisable Options.
(12)	Includes 1,250 shares issuable upon exercise of Currently Exercisable Options.
(13)

Includes 5,000 shares issuable upon exercise of Currently Exercisable Options, 5,000 shares held in a trust of which Mr. Rewey is a trustee and beneficiary and 3,000 shares held in a trust of which Mr. Rewey’s spouse is trustee and beneficiary.

(14)	Includes 11,250 shares issuable upon exercise of Currently Exercisable Options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the SEC and NASDAQ reports of beneficial ownership and changes in beneficial ownership of voting securities of the Company and to furnish copies of such reports to the Company. Based solely on a review of copies of such reports furnished to the Company during the fiscal year ended December 31, 2006 or written representations from certain persons furnished to the Company that no reports were required to be filed for those persons, the Company believes that all reports required to be filed and all transactions required to be disclosed by Section 16(a) of the Exchange Act were filed or disclosed in a timely fashion during the fiscal year ended December 31, 2006, except that Robert J. Murray filed one late report regarding one exercise of stock options.

SHAREHOLDER COMMUNICATIONS

The Nominating/Corporate Governance Committee and other non-management directors shall receive and consider communications from interested parties who wish to make their concerns known to non-management directors or the Board as a whole. Such communications may be addressed to the Company, c/o Clerk, 200 Lowder Brook Drive, Suite 1000, Westwood, MA 02090. The Nominating/Corporate Governance Committee shall receive these communications from the Clerk, and such communications shall not be screened prior to review by the Nominating/Corporate Governance Committee. Any communications addressed to individual directors or other committees of the Board shall be delivered to the addressees promptly following the receipt of such notice.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented at the Company’s 2008 annual meeting of shareholders must be received at the executive offices of the Company not later than December 13, 2007, and must otherwise satisfy the conditions established by the SEC and by the Company’s Bylaws in order to be considered for inclusion in the Company’s proxy statement and proxy for that meeting. Proposals by shareholders intended for presentation at the 2008 annual meeting, but not intended to be included in the Company’s proxy statement for that meeting must be received at the executive offices of the Company no later than February 26, 2008 and must otherwise satisfy the conditions established by the SEC and by the Company’s Bylaws. Any proposal received after such date will be considered untimely.

OTHER MATTERS

As of the date of this proxy statement, management of the Company knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

By order of the Board,

THOMAS A. WOOTERS, Clerk

LoJack Corporation Annual Meeting of Shareholders	Admission Ticket

10:00 a.m. Thursday May 17, 2007	This ticket is not transferable.

Offices of Sullivan & Worcester LLP

One Post Office Square, 21st Floor

Boston, MA 02109

Please keep this admission ticket to be admitted to the Annual Meeting of Shareholders.

PROXY

LOJACK CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

May 17, 2007

The undersigned shareholder of LoJack Corporation, a Massachusetts corporation, or the Company, hereby appoints Richard T. Riley and Ronald V. Waters III (or either of them) as proxies for the undersigned, with full power of substitution in each of them, to vote all shares of the Company owned by the undersigned on March 20, 2007, at the Annual Meeting of Shareholders of LoJack Corporation, to be held on May 17, 2007, at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, and at any adjournment or postponement thereof, hereby revoking any proxy heretofore given, upon the matters and proposals set forth in the notice of Annual Meeting of Shareholders and Proxy Statement, dated April 11, 2007, copies of which have been received by the undersigned. The undersigned instructs such proxies to vote as follows:

The shares represented by this proxy will be voted as directed by the shareholder on the reverse side hereof. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all the nominees in Proposal 1, “FOR” Proposal 2, and in the discretion of the proxies on Proposal 3 on the reverse side hereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219 ATTN: ISSAC KAGAN

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by LoJack Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to LoJack Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please date, sign and mail your proxy card back as soon as possible.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LOJCK1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LOJACK CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE FOR THE FOLLOWING:

1. Fix the number of directors at 8 and elect the following nominees as directors:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark the “For All Except” box and write such nominee’s number(s) on the line below.
			☐	☐	☐

Nominees:	01) Rory J. Cowan	05) Richard T. Riley

	02) John H. MacKinnon	06) Harvey Rosenthal

	03) Robert J. Murray	07) Maria Renna Sharpe

	04) Robert L. Rewey	08) Ronald V. Waters III

	For	Against	Abstain
2. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2007.	☐	☐	☐

3. In their discretion, act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name is shown, including in the case of joint owners, each party should sign.

PLEASE MARK, SIGN, DATE, AND RETURN IN THE ENCLOSED ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please indicate if you plan to attend this annual meeting.	☐	☐
	Yes		No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date